Exhibit 99.1

FOR IMMEDIATE RELEASE

CCMP CAPITAL INVESTS IN CHAPARRAL ENERGY, INC.

Oklahoma City, Oklahoma and New York, New York. March 24, 2010 – Chaparral Energy, Inc. (“Chaparral” or the “Company”), an independent oil and gas production and exploitation company, and affiliates of CCMP Capital Advisors, LLC (“CCMP”), announced today that they have entered into a definitive agreement under which CCMP will invest $345 million to acquire a significant ownership stake in the Company.

Since its inception in 1988, Chaparral has increased reserves and production by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, the Company expanded its geographic focus to include Ark-La-Tex, North Texas, the Gulf Coast and the Rocky Mountains. Chaparral is a growing energy company known for its expertise in conventional, unconventional, and enhanced oil recovery projects in the Mid-Continent and Permian Basin.

“We are extremely pleased to be partnering with CCMP,” said Mark Fischer, Chairman and CEO of Chaparral. “With its extensive experience investing in leading energy companies, we believe CCMP is the ideal partner to take us to the next level. CCMP’s exceptional operating resources will allow us to sustain our growth through a balanced program of acquisitions, exploitation, development and exploration.”

Christopher Behrens, Managing Director of CCMP, said, “We are excited to have the opportunity to partner with an outstanding management team with a proven track record of success. Chaparral has a solid core asset base in regions with attractive unit economics.”

Karl Kurz, Managing Director of CCMP, said, “Chaparral has a successful operating model and Mark Fischer has built a solid platform that we believe will enable the Company to execute on a number of available growth opportunities.”

CCMP’s founders have invested in energy companies since 1990. Selected energy investments include Bear Paw Energy, Bill Barrett Corporation, Brand Energy and Infrastructure Services, Carrizo Oil and Gas, Encore Acquisition Company, Latigo Petroleum, Patina Oil and Gas, and Vetco International.

Chaparral’s financial advisors were Capital One Southcoast and Morgan Stanley. Legal counsel to Chaparral was McAfee & Taft. CCMP’s financial advisor was RBC Richardson Barr and legal advisor was Latham & Watkins.

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Contact:

Chaparral Energy

Joe Evans, CFO

(405) 478-8770

joe.evans@chaparralenergy.com

CCMP Capital

Allison Cole

(212) 600-9600

allison.cole@ccmpcapital.com

About Chaparral Energy

Chaparral Energy, Inc. is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City. Since its inception in 1988, the Company has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include Ark-La-Tex, North Texas, the Gulf Coast and the Rocky Mountains.

About CCMP Capital

CCMP Capital Advisors, LLC, is a leading global private equity firm specializing in buyouts and growth equity investments in companies ranging from $500 million to more than $3 billion in size. CCMP Capital focuses on five primary industries: Consumer/Retail; Industrial; Energy; Healthcare; and Media. Selected investments under management include: ARAMARK Corporation, Edwards Limited, Francesca’s Collections, Generac Power Systems, Grupo Corporativo ONO, LHP Hospital Group, Quiznos Sub and Warner Chilcott. CCMP Capital’s founders have invested over $12 billion since 1984. CCMP Capital’s latest fund, CCMP Capital Investors II, L.P., closed in September 2007 with commitments of $3.4 billion.

CCMP Capital has offices in New York, Houston and London. Through active management, its global resources and its powerful value creation model, CCMP Capital has established a reputation as a world-class investment partner.

For more information, please visit www.ccmpcapital.com.

CCMP Capital is a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

This news release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this news release relate to, among other things, the closing of the offering, the closing of a new senior secured revolving credit facility and the use of proceeds from the proposed offering. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Chaparral’s filings with the Securities and Exchange Commission.